Exhibit 99.1

Date: November 24, 2003

For Release:	November 24, 2003
Refer to:	(858) 552-2200 – Eric Shearin (Amylin)
(317) 651-5567 – Morry Smulevitz (Lilly)

Positive Results from Final Exenatide Pivotal Study Mark Successful Completion of Phase 3

Statistically Significant Improvements in Glucose Control and Weight Seen Across All Long-term Studies

San Diego, CA and Indianapolis, IN – November 24, 2003 - Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today announced positive results from the final Phase 3 pivotal study of exenatide (synthetic exendin-4), marking the conclusion of the long-term human clinical trials required for a regulatory submission to the U.S. Food and Drug Administration.  All of the pivotal studies met the primary glucose control endpoint as measured by hemoglobin A1c (A1C).  A1C is a measure that reflects average glucose levels over the prior 3 to 4 month period.  The average reduction in A1C across the Phase 3 program in patients completing the studies on the highest dose of exenatide (10 micrograms twice daily) was approximately one percent.  Additionally, approximately 40 percent of these patients achieved A1C measurements of 7 percent or less.  On average, subjects in the Phase 3 program on the highest dose of exenatide also showed statistically significant reductions in body weight of approximately two kilograms.  The most common adverse event was mild to moderate, transient nausea.

 “Improving glucose control without weight gain is a significant challenge for people with type 2 diabetes,” said Orville G. Kolterman, MD, Senior Vice President, Clinical Affairs for Amylin Pharmaceutical, Inc. “We are pleased to see these reductions in A1C in the context of weight loss with no increased risk of severe hypoglycemia.”

“We believe the data from the Phase 3 program provide a solid base for a regulatory submission to the FDA, currently projected for mid-2004,” said Elizabeth Klimes, President, Diabetes Care and Growth Disorders at Lilly. “The results from the Phase 3 pivotal studies suggest exenatide could provide an important new treatment tool for people with diabetes struggling to reach target glucose levels but failing with current oral therapies.”

Key Study Details From the Third Exenatide Pivotal Trial

Reductions in A1C in the third exenatide pivotal trial were similar to those observed in the first two studies announced in August and November 2003. Despite having failed to reach treatment goals on two oral agents prior to entering this study, 34 percent of subjects completing the study on the highest dose of exenatide (10 micrograms twice daily) reduced their A1C levels to less than or equal to 7 percent.  The subjects receiving the highest dose of exenatide also showed statistically significant reductions in body weight.

Of the 734 randomized subjects, approximately two-thirds received exenatide and one-third received placebo.  Those on active drug received an introductory 5-microgram dose of exenatide for one month,

given by subcutaneous injection twice a day at breakfast and dinner.  This was followed by six months of exposure to doses of either 5 micrograms or 10 micrograms given twice a day at breakfast and dinner.

In order to more effectively evaluate sulfonylurea-related hypoglycemia, patients in each treatment group were further randomized into two groups.  Patients in the first group were instructed to maintain their maximally effective dose of sulfonylurea unless hypoglycemia occurred, at which point they were instructed to reduce their dose of sulfonylurea.  Patients in the second group reduced their sulfonylurea dose before starting study medication, and were later instructed to titrate their sulfonylurea dose to maximize glucose control.

As expected, rates of mild to moderate hypoglycemia were higher in patients in the first group who maintained their maximally effective dose of sulfonylurea at initiation of exenatide.  In this group, patients treated with the highest dose of exenatide showed statistically significant reductions in A1C compared to placebo and a 35 percent incidence of mild to moderate hypoglycemia.  In contrast, the placebo arm, with a slight increase in A1C, had an incidence of mild to moderate hypoglycemia of 15 percent.  Patients in the second group, who reduced their sulfonylurea dose prior to initiation of exenatide, ended the study with a significant reduction in A1C and a 21 percent incidence of mild to moderate hypoglycemia, compared to 10 percent on placebo.  No subjects withdrew from the study due to hypoglycemia.  One subject reported a single episode of severe hypoglycemia while receiving the 5 microgram dose of exenatide.  No severe hypoglycemia was observed in patients receiving 10 micrograms of exenatide.

Although mild nausea was the most frequent adverse event, it was transient and fewer than 3 percent of patients receiving exenatide discontinued as a result of nausea.  Antibody formation observed in this study was consistent with previous exenatide data reported to date. The data do not suggest a relationship between antibody formation and the sustained effect of exenatide on A1C.

About Exenatide

Exenatide is being investigated for its potential to address important unmet medical needs of many people with type 2 diabetes.  Clinical trials suggest that exenatide treatment decreases blood glucose toward target levels and is associated with weight loss. The effects on glucose control seen with exenatide treatment are likely due to several actions that are similar to those of the naturally occurring incretin hormone glucagon-like peptide-1 (GLP-1).  These actions are stimulation of the body’s ability to produce insulin in response to elevated levels of blood glucose, inhibition of the release of glucagon following meals and slowing the rate at which nutrients are delivered for absorption into the bloodstream. (1)  In animal studies exenatide administration resulted in increased beta-cell mass. (2)  Beta-cells are the insulin-producing cells in the pancreas which fail as type 2 diabetes progresses.

Diabetes – The Need for New Treatments

Diabetes affects an estimated 194 million adults worldwide (3) and more than 18.2 million in the United States. (4)  Approximately 90-95 percent of those affected have type 2 diabetes, in which either the body does not produce enough insulin and/or the cells in the body do not respond normally to the insulin. According to the US Center for Disease Control’s National Health and Examination Survey, 57 percent of diabetes patients do not achieve target A1C levels with their current treatment regimen and approximately 41 percent have A1Cs above 8 percent. According to the ADA, patients with A1Cs above target are more likely to develop diabetes-related complications, such as kidney disease, blindness and heart disease. (5)

About Amylin and Lilly

Amylin Pharmaceuticals is committed to improving the lives of people with diabetes and other metabolic disorders through the discovery, development and commercialization of innovative, cost-effective medicines. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

Lilly, a leading innovation-driven corporation is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs.  Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those forward-looking statements discussed in this press release.  There can be no assurance that current or future clinical trials will confirm the preliminary results referred to in this release, that a new drug application will be filed for exenatide on a timely basis, or that exenatide will receive regulatory approvals or prove to be commercially successful.  Additional risks and uncertainties are described more fully in both Lilly’s and Amylin’s most recently filed SEC documents, such as their Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors,” and their Quarterly Reports on Form 10-Q.

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(1) Kolterman, O, Buse J, Fineman M, Gaines E, Heintz S, Bicsak T, Taylor K, Kim D, Aisporna M, Wang Y, Baron A. Synthetic exendin-4 (exenatide) significantly reduces postprandial and fasting glucose in subjects with type 2 diabetes. Journal of Clinical Endocrinology & Metabolism 2003; 88(7):3082-3089

(2) Xu G, Stoffers DA, Habener JF, Bonner-Weir S. Exendin-4 stimulates both b-cell replication and neogenesis, resulting in increased b-cell mass and improved glucose tolerance in diabetic rats. Diabetes 1999; 48:2270-2276

(3) The International Diabetes Federation Diabetes Atlas. Available at: http://www.idf.org/home/index.cfm?unode=3B96906B-C026-2FD3-87B73F80BC22682A. Accessed August 6, 2003.

(4) American Diabetes Association. Available at: http://www.diabetes.org/main/info/facts/facts_natl.jsp. Accessed November 20, 2003.

(5) Saaddine JB, Engelgau MM, Beckles GL, Gregg EW, Thompson TJ, Narayan KM. A diabetes report card for the United States: Quality of care in the 1990s. Ann Intern Med. 2002; 136:565-574.